Exhibit 10.16

Schedule of Omitted Documents
of EZTrader, Inc.

Each of the following shareholders, listed in the table below, has entered into Share Purchase Agreement dated May 5th and May 27th 2014 between such shareholder and the Company. These agreements have not been filed as an exhibit pursuant to Instruction 2 of Item 601 of Regulation S-K; these documents are substantially identical in all material respects to Exhibit 10.12 to this Registration Statement on Form 10, except as noted below:

Investor	Amount Invested	Price per Share	# Shares	Options	Strike Price
Gaia Services Limited	$500,000	$0.50	1,000,000	100,000	$0.50
BALESTRERO G. - G. SRL	$140,000	$0.50	280,000	28,000	$0.50
Aramis Sa	$300,000	$0.50	600,000	60,000	$0.50
Companie Financiere Exupery	$3,000,000	$0.50	6,000,000	600,000	$0.50
	$3,940,000		7,880,000	788,000